EXHIBIT 99.1

Advanced Medical Isotope Corporation Provides Additional Update on Strategic Plan

KENNEWICK, Wash., April 30, 2015 (Accesswire) – Advanced Medical Isotope Corporation ("AMIC") (OTCQB: ADMD), a late stage development company engaged in the development of brachytherapy devices for therapeutic applications, today provided an update on additional matters that will significantly simplify AMIC’s capital structure and improve its balance sheet.

In November and December of 2014, in connection with the conversion of certain convertible debt and exercise of warrants, there was an error in the calculation of common shares that should have properly been issued, resulting in significant excess issuances of common stock. The miscalculations were the result of conversions and exercises being executed below the Company’s stated par value of $0.001. The transfer agent erroneously issued excess freely tradable common shares based on defective legal opinions provided by the respective note and warrant holders.

In order to remedy the situation, the Company has notified all applicable convertible note and warrant holders of the excess issuance and has proposed specific solutions to facilitate compliance with the State of Delaware and federal securities laws. Specifically, the investors may either deliver to the transfer agent the excess shares they were issued, or they may offset any remaining convertible debt or warrants to satisfy proper consideration for the excess common shares issued.

AMIC believes that these actions will have a positive impact on the Company’s balance sheet, potentially eliminating up to $800,000 of convertible debt, potentially eliminating a substantial portion of the warrants outstanding and potentially eliminating a substantial amount of the nearly $11 million of derivative liabilities currently reflected on AMIC’s balance sheet. It is anticipated that these items will be reflected in the Company's 2nd quarter 10-Q filing.

CEO James C. Katzaroff stated, “This is another important step in normalizing AMIC’s capital structure and significantly improving AMIC’s balance sheet. Following AMIC’s press release last week regarding the agreement of Cadwell and associated entities to convert $5 million of debt into preferred convertible stock with a fixed conversion price of $0.015 and the elimination of approximately $500,000 of seasoned trade payables without additional dilution, the initiatives announced today further demonstrate AMIC’s commitment to its recapitalization plan.” Katzaroff concluded, “As stated last week, AMIC remains focused on the commercialization of its Y-90 brachytherapy products that have been developed to offer new solutions for cancer treatment that improve on the safety, cost and efficacy of existing treatments. Today's announcement is an important additional step in executing our strategic plan."

About Advanced Medical Isotope Corporation

Advanced Medical Isotope Corporation (OTCBB: ADMD) is a late stage development company engaged in the development of brachytherapy devices for therapeutic applications. AMIC’s focus is on transitioning to full operations upon receipt of FDA clearance for its patented brachytherapy cancer products. Brachytherapy uses radiation to destroy cancerous tumors by placing a radioactive isotope inside or next to the treatment area. The Company intends to outsource material aspects of manufacturing, distribution, sales and marketing for its products in the United States and to enter into licensing arrangements outside of the United States, though the Company will evaluate its alternatives before finalizing its plans. For more information, please visit our website, www.isotopeworld.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimates,” “projects,” “intends,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, AMIC’s ability to successfully execute its expanded business strategy, including by entering into definitive agreements with suppliers, commercial partners and customers; general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods ofmarketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technical advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, regulatory requirements and the ability to meet them, government agency rules and changes, and various other factors beyond the Company’s control.

CONTACT:	Advanced Medical Isotope Corporation James C. Katzaroff (509) 736-4000 1021 N. Kellogg St. Kennewick, WA 99336 # # #